Exhibit 99.1

PRESS RELEASE

Media Contacts:

Chelsea Denissen	Chris Kooistra
Skyya Communications	Cobra Electronics
(952) 746-1310	(773) 972-0691
chelsea.denissen@skyya.com	ckooistra@cobra.com

Cobra Electronics Promotes Sally Washlow to President

Seasoned Company Veteran to Drive Sales, Marketing, Product Innovation and International Expansion Initiatives

CHICAGO, IL — January 7, 2013: Cobra Electronics Corporation (NASDAQ: COBR); the leading designer and marketer of award-winning marine, automotive, mobile and consumer electronics, today announced it has promoted Sally Washlow to President of Cobra Electronics effective immediately. In her expanded role, she will lead the company’s sales, marketing and product development disciplines, and will guide Cobra’s strategic international expansion. Washlow will report to Chairman and CEO Jim Bazet, who will continue to lead Cobra’s overall strategic direction and investor relations.

“Sally is a committed executive who has earned the respect and praise of our staff and our channel partners by consistently delivering award-winning innovation in our product line and contributing to sound top and bottom-line results for our shareholders,” said Cobra Chairman and CEO Jim Bazet. “Today I am proud and honored to announce Sally’s promotion by Cobra’s board of directors and welcome her to her new role as President of Cobra Electronics.”

Washlow joined Cobra Electronics in January 2002 and has consistently accepted expanded roles throughout her 11-year tenure with the company. She previously served as Cobra’s Vice President of Marketing and Product Development, and was most recently the company’s Senior Vice President, Marketing and Sales. Prior to joining Cobra, Washlow held various sales, operations and purchasing roles at Motorola and Zenith Electronics. Washlow holds an MBA in Marketing from DePaul University and a bachelor’s degree in Materials and Logistics Management from Michigan State University.

“Cobra is a company with an incredibly strong culture of teamwork, innovation and world-class customer service, and those attributes are the reason for our collective success over the last 50 years,” said Sally Washlow. “I would like to personally thank all our employees and partners for their dedication to achieving our goals and building Cobra into the well-known consumer electronics brand we are today, and I look forward to working with all of them as we embark on another remarkably successful year in 2013.”

About Cobra Electronics:

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio

PRESS RELEASE

industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com. Follow Cobra on Twitter at www.twitter.com/CobraElectronic and Like Us at www.facebook.com/CobraElectronics.

# # #